Exhibit 10.1

THIRD AMENDMENT TO OEM PURCHASE AGREEMENT

This Third Amendment (the “Amendment”) is made as of June 10, 2005, by and between Cardiac Science, Inc., a Delaware corporation (“Supplier” or “Cardiac Science” or “CSI”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 1900 Main Street, Irvine, CA 92614 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation d/b/a GE Healthcare (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223.

W I T N E S S E T H:

WHEREAS, CSI and GEMS-IT are parties to that certain OEM Purchase Agreement dated July 29, 2003, Amendment One to OEM Purchase Agreement dated August 10, 2004 (“Amendment One”) and Second Amendment to OEM Purchase Agreement dated February 14, 2005 (collectively, the “OEM Purchase Agreement”).

WHEREAS, CSI and GEMS-IT desire to supplement and further amend the OEM Purchase Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Construction. Except as provided in this Amendment, the terms and conditions set forth in the OEM Purchase Agreement shall remain unaffected by the execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the OEM Purchase Agreement, the terms set forth in this Amendment shall govern and control. Terms not otherwise defined herein, shall have the meanings set forth in the OEM Purchase Agreement. This Amendment amends the OEM Purchase Agreement and not that certain OEM Purchase and Supply Agreement entered into by the parties on July 29, 2003.

2.  Section 1.5 is hereby amended by inserting the following sentence at the end of such section:

“For the purposes of this Agreement, “GEMS-IT” shall include GEMS-IT and any GEMS-IT Affiliate or GEMS-IT Subcontractor (including distributors) involved in the marketing, sale, distribution or servicing of the OEM Products.”

3.  Section 1.6 is hereby deleted in its entirety and replaced with the following:

“Term of Agreement. This Agreement will commence as of the Effective Date and continue until the latter to occur of: (a) three (3) years after the date of the first delivery to GEMS-IT by Cardiac Science of the OEM Products capable of commercial resale by GEMS-IT in the United States and European countries accepting the CE Mark (the “First Delivery Date) or (b) December 31, 2008 (the “Term”), unless terminated earlier under the terms of this Agreement. If the First Delivery Date has not occurred prior to December 31, 2005, GEMS-IT may at its option terminate this Agreement.

Renewal Option. After the initial Term, this Agreement may be extended for up to two (2) additional one-year periods at the option of GEMS-IT, provided that at least two thousand one hundred and twenty five (2,125) units of OEM Products were purchased in the twelve- (12) month period immediately preceding each such additional period.  The parties agree to review and adjust, by mutual agreement and in good faith, the pricing of the OEM Products for any such additional periods, to take into account any material changes in the component or assembly costs of the OEM Products. If the parties are unable to mutually agree on such pricing adjustment, the supply of OEM Products shall continue unabated, and the pricing adjustment shall be resolved in accordance with the arbitration provision contained in this Agreement, which pricing adjustment shall apply to all OEM Products purchased during the extension.”

4.  Section 2.16 is hereby deleted in its entirety and replaced with the following:

““Parts” means the Service Parts and the Supplies and Accessories, collectively. “Service Parts” means the replacement parts and components used to service, maintain and repair the OEM Products. “Supplies and Accessories” means the accessories, consumables and other products that may be supplied in conjunction with, used with, or used as additions to the OEM Products.”

5.  The third sentence of Section 3.4 is hereby deleted in its entirety and replaced with the following:

“During the initial Term, GEMS-IT shall purchase from Supplier a minimum of four hundred and twenty five (425) units of the OEM Products per calendar quarter (“Quarterly Minimum Purchase”), commencing with the first full calendar quarter after the First Delivery Date; provided, that (i) the OEM Products perform in accordance, and fully comply, with the Specifications and (ii) all regulatory approvals remain in full effect in accordance with Section 14.3. If any of the above conditions are not satisfied, then GEMS-IT shall be released from the Quarterly Minimum Purchase obligations for the quarter(s) in which such conditions are not satisfied. Any purchases in excess of one quarter’s Quarterly Minimum Purchase will count toward the next Quarterly Minimum Purchase obligation that is not released; therefore, GEMS-IT’s aggregate Quarterly Minimum Purchase requirement over the initial Term will not exceed five thousand nine hundred and fifty (5,950) units. If a Quarterly Minimum Purchase obligation is waived or released, GEMS-IT shall still be entitled to carry forward any purchases in excess of the Quarterly Minimum Purchase obligation that would otherwise have been in effect.”

6.  Section 3.5 is hereby deleted in its entirety and replaced with the following:

“The Lead Time for the OEM Products is two (2) weeks for Order(s) of units of OEM Products that are within one hundred and ten percent (110%) of the respective Quarterly Minimum Purchase obligation; provided, however, that for the last four (4) weeks of the quarter, the Lead Time will be one (1) week for the remaining amount of the Quarterly Minimum Purchase obligation. Supplier will fully support GEMS-IT’s desire to deliver goods to its customers within seven (7) days of order placement and agrees that it is in the mutual business interest of the parties to ship the OEM Products on the next day or as soon as practicable after receipt of an Order.

If, during any calendar quarter, Supplier fails to meet three (3) or more Delivery Dates it has confirmed or that has been deemed accepted in accordance with Section 3.2, GEMS-IT will be released from the Quarterly Minimum Purchase for such quarter.”

7.  Section 9.4.2 is hereby deleted in its entirety and replaced with the following:

“Customer and Warranty Service. Outside the United States and Canada, customer service calls will be handled by GEMS-IT. If a customer calls GEMS-IT with a Product Warranty issue (GEMS-IT fields the warranty call), GEMS-IT will inform Supplier of the warranty call and will receive a RMA from Supplier. GEMS-IT or its customer will return the OEM Product for repair or replacement to Supplier’s facility in Minnetonka, MN or the then current repair facility location, unless however, the repair is determined by the parties to be minor in nature, whereby based on the mutual agreement of the parties, qualified GEMS-IT service personnel may affect the minor repair on behalf of Supplier. In such instances, Supplier shall provide the replacement parts at no cost to GEMS-IT and GEMS-IT shall not charge Supplier any fee for facilitating the repair. The parties agree to work together subsequent to the launch of the OEM Product to define which minor repairs may be facilitated by GEMS-IT and to more precisely determine the parameters of the collaboration. In all other instances, Supplier will repair or replace the OEM Product and deliver the OEM Product to a location requested by GEMS-IT within two (2) weeks of Supplier’s receipt of a returned OEM Product. Within the United States and Canada, customer service calls will be handled directly by Cardiac Science, and all repaired or replaced OEM Products must be delivered within two (2) weeks of Supplier’s receipt of a returned OEM Product. Supplier and GEMS-IT shall work together to ensure prompt communication to the other party of all customer communication.

Loaner Inventory. Within thirty (30) days of receipt of FDA clearance of the OEM Product, Cardiac Science shall provide, at no cost to GEMS-IT, eighteen (18) OEM Products to be used by GEMS-IT as loaner inventory and to facilitate warranty exchanges for end users. These units shall be suitably configured with local languages as per GEMS-IT instructions. In all cases, freight charges to and from Supplier’s facility for warranty service and loaner inventory will be paid by Supplier.

Out of Warranty Service. Outside the United States and Canada, if GEMS-IT requires out of warranty service from Cardiac Science, GEMS-IT will bill the customer as appropriate per GEMS-IT policies. GEMS-IT will inform Supplier of the customer issue and will receive a RMA from Supplier. GEMS-IT or its customer will return the product to Supplier’s facility as outlined above. Supplier will repair and deliver the product to a location requested by GEMS-IT within two (2) weeks of Supplier’s receipt of a returned OEM Product. Supplier will bill GEMS-IT at a discount to Supplier’s then current service fee schedule, which service fee schedule shall not exceed the amount Supplier charges (after discounts) for providing similar services to its own customers. GEMS-IT will bill the customer for the service provided. Within the United States and Canada, out of warranty customer service calls will be handled directly by Cardiac Science, and all repaired OEM Products shall be delivered within two (2) weeks of Supplier’s receipt of a returned OEM Product. The parties agree that a list of out of warranty services, including prices and the discount rate described above, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as is mutually agreed upon by the parties.

Service Training. Within the first year after the launch of the OEM Product, Supplier agrees conduct, at no cost to GEMS-IT, two (2) service training sessions at mutually agreed upon date(s) in order to train qualified GEMS-IT service personnel to provide post-warranty repair of OEM Products. Said training shall be conducted at Supplier’s premises and the parties shall each bear its own travel costs. After the initial year, Supplier agrees to conduct an annual service training session at a mutually agreed upon location and date.

Service Parts. Outside the United States and Canada, if Parts are required by either GEMS-IT or its customers, GEMS-IT will inform Supplier and request direct shipment of such Parts to GEMS-IT or its customer. Supplier will bill GEMS-IT at a discount to Supplier’s then current service parts schedule, which service parts schedule shall not exceed the amount Supplier charges (after discounts) for providing similar parts to its own customers. The parties agree that a list of Parts, including prices and the discount rate described above, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as is mutually agreed upon by the parties. Within the United States and Canada, if Service Parts are requested by a GEMS-IT customer, Supplier may sell such Service Parts directly to such customer.

Quality Reports. Supplier will provide, on a monthly basis, a quality assurance report, which will include a listing of all product related corrective and preventative action reports (CAPAs) issued globally for OEM Products (regardless of brand), and a detailed description of the root cause analysis of the reason for the report. Upon request, Supplier will provide GEMS-IT with additional information on any item that appears in the quality assurance report and participate in phone calls with GEMS-IT regarding the same. Supplier will provide, on a monthly basis, a report listing all RMAs issued globally for OEM Products, and a detailed description of the root cause analysis of the reason for the return. Supplier shall promptly respond to GEMS-IT’s reasonable inquiries regarding such RMAs and, if they involve GEMS-IT’s customers, the resolution of such RMAs.

Confidentiality of Customer Information. Supplier agrees that any customer-related information obtained by Supplier as a result of its interaction with GEMS-IT customers will be deemed to be GEMS-IT’s “Confidential Information”, and will not be used by Supplier for any commercial reason other than to fulfill its obligations under this Agreement. For clarity, this provision shall not restrict Supplier in any way from doing business with, from transmitting information, or otherwise soliciting entities or organizations that happen to be GEMS-IT customers provided that Supplier has not obtained the names, addresses and contact information for such entities or organizations by reviewing the GEMS-IT Confidential Information.”

8.  Section 9.5 is hereby amended by inserting the following sentence at the end of such section:

“The prices for such replacement parts, technical support, repair services and exchange units shall be calculated by adding a reasonable margin to Supplier’s cost of procuring or producing such parts, support, services and units, and shall not exceed the amount Supplier charges (after discounts) for providing similar parts, support, services and units to its own customers. The parties agree that a list of such items, including prices, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as shall be mutually agreed upon by the parties.”

9.  Section 14.3 is hereby amended by inserting the following sentence after the sentence “Supplier shall be responsible for providing all necessary objective evidence and other documentation to GEMS-IT to support these filings.”:

“Supplier shall provide GEMS-IT Regulatory Affairs with any proposed submission to the US Food & Drug Administration, no less than five (5) working days prior to the proposed submission date, in order for GEMS-IT Regulatory Affairs to review and revise any such proposed submission with the intention of uncovering any errors or omissions which might cause a delay in approval. Supplier shall consider revising its proposed submissions to include any reasonable revisions that GEMS-IT Regulatory Affairs shall make to any such submissions, but shall have no obligation to do so.”

10.  Exhibit C is hereby amended by replacing “Responder 2000” with “OEM Products” each time “Responder 2000” appears. The parties agree that the Exhibit C attached to Amendment One is the Exhibit C in effect at the time of this Amendment.

11.  The portion of Exhibit C that begins “Each Responder 2000 defibrillator package includes:” is hereby deleted in its entirety and replaced with the following:

“Each OEM Product package includes:

•	One OEM Product, one pair of defibrillation paddles, one rechargeable battery, one power cord and one user manual.

•
Upon request of GEMS-IT, Supplier agrees that certain additional items, including without limitation patient cables, electrodes and Sp02 sensors, will be kitted together with the OEM Product for an additional charge of two hundred and fifty dollars ($250) per package kitted. For example, Supplier’s kitting an order for one Powerheart ECD package (which includes one defibrillator, one user manual, one battery, & one power cord) shall entitle Supplier to a fee of $250—regardless of the value of the additional accessories to be shipped along with this one ECD package. Supplier may purchase such additional items from GEMS-IT’s accessory suppliers at the same prices at which GEMS-IT is entitled to purchase. Supplier will transfer these accessories to GEMS-IT with no mark-up. At its sole discretion, GEMS-IT may choose to take over this kitting responsibility from Supplier after first giving Supplier ninety (90) days notice of its intent.”

12.  Exhibit C is hereby amended by inserting the following immediately below the Quantity Purchase Volume schedule:

“Volume discounts shall be determined by aggregating all purchases made by or through GEMS-IT, its Affiliates or distributors, regardless of how such OEM Products are branded. The parties agree that the charges on all invoices for OEM Products, regardless of the volume actually purchased, will remain at the pricing for the initial 1,000 units of an OEM Product, and within thirty (30) days following the end of any calendar year (including the year following the expiration of the Term), Supplier will provide Purchaser with a written accounting of the purchasing volume for all OEM Products as well as immediate payment to GEMS-IT for any discounts earned during the previous year. GEMS-IT will then have the opportunity to provide a written response to Supplier of whether it agrees or disagrees with such accounting; acceptance of the immediate payment shall not be construed as agreement with Supplier’s conclusions.”

13.  Section 7 of Amendment One is hereby amended by deleting the following words from the fourth sentence of the first paragraph: “in the United States and Canada”.

14.  Section 7 of Amendment One is hereby amended by inserting a new subsection (d) to read as follows:

“(d) If CSI receives a request for OEM Products or Parts (provided, however, that this shall only be read as Supplies and Accessories in the United States and Canada), CSI will refer the request to GEMS-IT to provide such OEM Products or Parts.”

15.   Branding. Supplier agrees that the branding on all of Supplier’s non-OEM defibrillator products that are sold into the hospital market in the United States and Canada, including without limitation, the Powerheart ECD, shall remain branded as “Powerheart”, with the Cardiac Science name or logo. Supplier has the right to change the brand name, provide however, that Supplier receives prior written consent from GEMS-IT, which shall not be unreasonably withheld.

16.  Governing Law. The validity, construction, performance and enforceability of this Amendment shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law provisions thereof.

17.  Counterparts; Facsimile. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.

18.  Severability. In the event any provision of this Amendment shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Amendment shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Amendment or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Amendment. If this Amendment continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

19.  Interpretation. This Amendment has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. The provisions of this Amendment shall be interpreted in a reasonable manner to effect the purposes of the parties and this Amendment.

20.  Entire Agreement. The terms of this Amendment are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.

21.  Headings. The article and section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science, Inc.	GE Medical Systems
Information Technologies, Inc.

By: /s/ Raymond W. Cohen	By: /s/ Matthias Weber

Name: Raymond W. Cohen Title: Chairman and CEO	Name: Matthias Weber Title: Vice President & General Manager Cardiology Systems